Exhibit 99.(h-7)

Amendment to Fund Administration Agreement

WHEREAS, Fred Alger Management (“Alger Management”), pursuant to the Fund Administration Agreement dated December 18, 2014 (the “Agreement”), provides certain administrative services to The Alger Funds (the “Fund”); and

WHEREAS, The Board of Trustees of The Fund authorized the creation of Alger 25 Fund, a series of the Fund, at a duly convened meeting on December 12, 2017; and

WHEREAS, Alger Management and the Fund desire to update Schedule I of the Agreement to reflect Alger 25 Fund and its fee schedule;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby amend the Agreement as follows:

1.              Schedule I of the agreement is hereby replaced by the Schedule I attached hereto.

2.              In all other respects the agreement remains unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 21st day of December, 2017.

Fred Alger Management, Inc.		The Alger Funds

By its authorized officer,		By its authorized officer,

By:	/s/ Tina Payne	By:	/s/ Tina Payne

Title: Senior Vice President		Title: Secretary

Date: December 21, 2017	Date: December 21, 2017

SCHEDULE I

Name of Portfolio	Annual Fee as a Percentage of Average Daily Net Assets

Alger Capital Appreciation Fund	0.0275%

Alger International Growth Fund	0.0275%

Alger Mid Cap Growth Fund	0.0275%

Alger SMid Cap Focus Fund	0.0275%

Alger Small Cap Growth Fund	0.0275%

Alger Small Cap Focus Fund	0.0275%

Alger Health Sciences Fund	0.0275%

Alger Growth & Income Fund	0.0275%

Alger 25 Fund	0.0275%